Rule 424(b)(c)
                                                 333-14931


                     THE PANDA PROJECT, INC.

                    Supplement to Prospectus

                        October 14, 1997



     The Prospectus of The Panda Project, Inc. (the "Company") dated January 22, 1997 relating to 2,927,849 shares of Common
Stock of the Company is hereby amended as follows:

     The first sentence of the fifth paragraph under "Plan of Distribution" is deleted in its entirety and the following is inserted in Lieu thereof: "The public offering of the Shares by the Selling Securityholders will terminate on the earlier of (a) two years from the date of this Prospectus, or (b) the date on which all Shares have been sold by the Selling Securityholders."